Exhibit 99.1

For information, contact:	Thomas V. Cholnoky
(212) 365-2292

Transatlantic Holdings, Inc. Announces Closing of Stock Repurchase and
Secondary Public Offering of AIG’s Interest

New York, N.Y., March 15, 2010 — Transatlantic Holdings, Inc. (NYSE: TRH) announced today the closing of its previously announced repurchase of 2 million of its shares  for an aggregate purchase price of approximately $105 million from American Home Assurance Company (“AHAC”), a subsidiary of American International Group, Inc. (“AIG”) in the Offering (as described below) pursuant to a stock offering agreement.  A copy of the stock offering agreement was filed as Exhibit 99.1 to TRH’s Current Report on Form 8-K on March 8, 2010.

TRH also announced the closing of a previously announced secondary public offering (the “Offering”) of 8,466,693 shares of TRH common stock owned by AHAC at $53.35 per share. TRH did not receive any proceeds from the Offering.

Goldman, Sachs & Co., Wells Fargo Securities and BofA Merrill Lynch were underwriters for the Offering and have the option (the “Option”), until April 8, 2010, to purchase up to an additional 725,969 shares of TRH common stock from AHAC.

AIG and its subsidiaries, including AHAC, now beneficially own 725,969 shares of common stock of TRH (excluding shares held by certain mutual funds that are advised or managed by subsidiaries of AIG), representing approximately 1.1 percent of TRH’s outstanding common shares. If the underwriters exercise the Option in full, AIG’s remaining beneficial ownership will consist solely of the shares held by certain mutual funds that are advised or managed by subsidiaries of AIG.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be a sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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Caution concerning forward-looking statements:

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. Please refer to TRH’s Annual Report on Form 10-K for the year ended December 31, 2009 as well as its other and future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which TRH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove incorrect, any forward-looking statements made on that basis may also prove materially incorrect. TRH is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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Transatlantic Holdings, Inc. is a leading international reinsurance organization headquartered in New York, with operations on six continents. Its subsidiaries, Transatlantic Reinsurance Company®, Trans Re Zurich Reinsurance Company Ltd and Putnam Reinsurance Company, offer reinsurance capacity on both a treaty and facultative basis - structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.